Exhibit 10.1

Execution copy

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of April 24, 2018 is made between Galaxy Gaming, Inc., a Nevada corporation (the “Borrower”), and ZB, N.A. dba Nevada State Bank, a Nevada state banking corporation (the “Lender”).

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1       Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (and such meanings shall apply equally to both the singular and plural forms of the terms defined, as the context requires).

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person that beneficially owns or holds, directly or indirectly, 25% or more of any class of voting Equity Interests of the Person referred to, (c) each Person, 25% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers, and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Agreement”: This Credit Agreement, as it may be amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: When the Borrower’s Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 5.1(c) is (a) greater than or equal to 2.00 to 1.00, 4.00% and (b) less than 2.00 to 1.00, 3.50%.

Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of a Compliance Certificate is required pursuant to Section 5.1(c) until the first day of the first fiscal month immediately following the next such date on which delivery of a Compliance Certificate is so required. If the Borrower fails to deliver a Compliance Certificate to the Lender at the time required pursuant to Section 5.1(c), then the Applicable Margin shall be the highest Applicable Margin set forth above until five (5) days after such Compliance Certificate is so delivered. Notwithstanding the foregoing, clause (b) of the definition of Applicable Margin shall be deemed to be applicable until the Lender’s receipt of the applicable Compliance Certificate for the Borrower’s first full fiscal quarter ending after the Closing Date, and adjustments to the Applicable Margin then in effect shall thereafter be effected in accordance with the preceding sentence.

“Availability”: As of any date of determination, (a) the Revolving Commitment Amount minus (b) the aggregate unpaid principal balance of Revolving Loans outstanding on such date.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower”: As defined in the opening paragraph hereof.

“Borrowing Request”: A Borrowing Request in the form of Exhibit A.

“Business Day”: Any day (other than a Saturday, Sunday, or legal holiday in the State of Nevada) on which banks are permitted to be open in Las Vegas, Nevada.

“Capital Expenditures”: For any period of determination and any Loan Party, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant, and equipment on a consolidated statement of cash flows of such Loan Party during such period, in respect of (a) the acquisition, construction, improvement, replacement, or betterment of land, buildings, machinery, equipment, or any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials or contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect; provided that “Capital Expenditures” shall not include the fixed assets of such Loan Party that are deployed at a customer location.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitutes Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Loan Party, the obligations of such Loan Party to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Loan Party under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents”: Without duplication, (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated “A-1” or better by S&P or “P-1” or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (e) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s, and (f) any of the foregoing with the Lender or the Lender’s parent company.

“Cash Management Obligations”: The liabilities, indebtedness, and obligations with respect to any Cash Management Services.

“Cash Management Services”: Any banking services provided to the Borrower or any Subsidiary by the Lender or any Lender Affiliate, including without limitation (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, and (g) treasury management, including, without limitation, collections, depository, and disbursement services.

“Change in Law”: Any of (a) the adoption of any law, rule, or regulation after the date of this Agreement, (b) any change in any law, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Lender with any request, guideline, or directive (whether or not having the force of law) of any Governmental Authority that is applicable to the Borrower or is of general applicability and that is made or issued after the date of this Agreement. Notwithstanding the foregoing for purposes of this definition, all requests, rules, guidelines, or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of the date enacted, adopted, or issued and all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated, or implemented.

“Change of Control”: An event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) except following a transaction permitted by Section 6.1 or 6.2, the Borrower ceasing to own and control, directly or indirectly through one or more other Subsidiaries, 100% of the Equity Interests or 100% of the voting power of each Subsidiary (in each case other than de minimis Equity Interests or voting power required by local law of any foreign Subsidiary to be held by local officers and Equity Interests or voting power of a Subsidiary owned or held by employees by virtue of a stock option, restricted share, or other employee stock plan so long as such Equity Interests or voting power does not exceed 10% with respect to the Subsidiary) entitled to vote in the election of the board of directors (or other similar body) of such Subsidiary.

“Closing Date”: April 24, 2018.

“Code”: The Internal Revenue Code of 1986, as amended, reformed, or otherwise modified from time to time.

“Commitments”: The Revolving Commitment and the Term Loan Commitment.

“Commodity Exchange Act”: The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: As defined in Section 5.1(c).

“Constituent Documents”: With respect to any Loan Party, as applicable, such Loan Party’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement, or similar documents or agreements governing such Loan Party’s existence, organization, or management or concerning the disposition of Equity Interests of such Loan Party or voting rights among such Loan Party’s owners.

“Contingent Obligation”: With respect to any Loan Party at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Loan Party guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Control Agreement”: A control agreement for deposit accounts, sweep accounts, securities accounts or other investment accounts, granting to the Lender control over such accounts, in each case in form and substance reasonably satisfactory to the Lender.

“Default”: Any event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Domestic Subsidiary”: Any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA”: For any period of determination, (a) net income for such period, plus, without duplication (b) to the extent deducted in determining net income for such period, the sum of the following for such period: (i) Interest Expense (including cash interest expense and amortization of debt discount and debt issuance costs relating to the closing of this Agreement), (ii) income tax expense, (iii) depreciation and amortization expense, (iv) non-cash expenses related to stock based compensation, (v) foreign currency exchange loss, (vi) loss on extinguishment of Indebtedness, (vii) net mark-to-market changes related to any Hedging Transactions, (viii) losses on sales of asset, (ix) other non-recurring losses and non-cash charges (other than any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period, other than such accruals that result from a change in accounting method), minus, without duplication (c) to the extent included as income in determining such net income for such period, the sum of the following for such period: (i) non-recurring gains, (ii) interest income, (iii) foreign currency exchange gain, (iv) gain on sale of asset, and minus (d) cash expenditures made during such period to the extent an accrual resulting from a change in accounting method with respect to such cash expenditures was added to net income in determining EBITDA for any prior period. Pro forma credit shall be given for the EBITDA of any acquired Person as if owned on the first day of the applicable period and Persons (or identifiable business units or divisions of such Persons) sold, transferred, or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.

“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and that is treated as a single employer under Section 414 of the Code.

“ERISA Event”: Any of (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in § 412 of the Code or § 302 of ERISA), whether or not waived; (c) the filing pursuant to § 412(d) of the Code or § 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default”: Any event described in Section 7.1.

“Excluded Taxes”: Any (a) Taxes imposed on or measured in whole or in part by revenue, net income, capital, or net worth of the Lender and franchise or other Taxes imposed in lieu thereof by any jurisdiction in which the Lender is organized or incorporated, maintains its principal office, or is doing business, and (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Lender is located.

“Federal Funds Rate”: For any day, the interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Financials”: As defined in Section 4.5.

“Financial Covenant”: As defined in Section 7.1(c).

“Fixed Charge Coverage Ratio”: As of the last day of each fiscal quarter for the four consecutive fiscal quarters ending on such date, subject to the following provisions of this definition, the ratio of the following, in each case calculated without duplication and on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP:

(a)	trailing twelve months EBITDA, minus (i) income taxes paid in cash during such period, minus (ii) Restricted Payments paid during such period, minus (iii) Maintenance Capital Expenditures paid in cash (net of any amounts financed or funded with capital contributions to the extent such capital contributions are included in EBITDA) during the trailing twelve-month period, to

(b)	the sum, without duplication, of Interest Expense paid in cash during the trailing twelve-month period, plus the aggregate amount of all scheduled principal payments made during the trailing twelve-month period with respect to Total Liabilities, including the principal portion of scheduled payments made with respect to Capitalized Lease Obligations, but excluding any principal payments made pursuant to Section 2.6(a). The foregoing computed sum is herein referred to as “Fixed Charges.”

Notwithstanding the foregoing, for the purpose of computing the Fixed Charge Coverage Ratio for the three fiscal-quarter periods ending June 30, 2018, September 30, 2018, and December 31, 2018, Fixed Charges shall not be computed on the basis of applicable payments made during the trailing twelve-month period, but, instead, (i) for the fiscal-quarter ending June 30, 2018, Fixed Charges shall be equal to the total amount of such payments made during the period from April 1, 2018 through June 30, 2018, multiplied by four (4); (ii) for the fiscal-quarter ending September 30, 2018, Fixed Charges shall be equal to the total amount of such payments made during the period from April 1, 2018 through September 30, 2018, multiplied by two (2); and (iii) for the fiscal-quarter ending December 31, 2018, Fixed Charges shall be equal to the total amount of such payments made during the period from April 1, 2018 through December 31, 2018, multiplied by four-thirds (4/3).

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of any date of determination.

“Gaming Authority”: Collectively, the Nevada Gaming Control Board, the Nevada Gaming Commission, the California Gambling Control Commission, the California Bureau of Gambling Control and any other Governmental Authority that holds regulatory, licensing or permitting authority over gaming ownership, distribution, sale, lease or manufacturing activities of gaming products, gaming devices, associated equipment or other gaming equipment conducted by the Borrower or any Subsidiary within its jurisdiction.

“Gaming Laws”: All laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming distribution or manufacturing activities conducted by the Borrower or any Subsidiary within its jurisdiction.

“Gaming Licenses”: Any finding of suitability, registration, license, qualification, franchise or other approval or authorization issued by any Gaming Authority and required (a) to develop gaming products or gaming devices, (b) to own or lease gaming equipment or devices or (c) to engage in the manufacture, sale, lease or distribution of gaming products, gaming devices, associated equipment or other gaming equipment, or (d) to engage in any other gaming activities, including ownership or management of gaming facilities in any location in which the Borrower or any of its Subsidiaries conduct business.

“Governmental Authority”: Collectively, (a) any international, foreign, federal, tribal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, including any Gaming Authority, (c) any court or administrative tribunal, or (d) any arbitration tribunal or other nongovernmental authority to whose jurisdiction a Person has consented.

“Guarantor”: Any Subsidiary of Borrower that is required to enter into a guaranty and join the Security Agreement pursuant to Section 5.11(b).

“Guaranty”: A guaranty in form and substance satisfactory to the Lender entered into by a Subsidiary pursuant to Section 5.11(b).

“Hedging Transaction”: Any transaction now existing or hereafter entered into between the Borrower and the Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including the interest rate hedging transactions entered into pursuant to the Hedging Transaction Documents.

“Hedging Transaction Documents”: Any ISDA Master Agreement and Schedule thereto between the Borrower and the Lender, and all Confirmations (as such term is defined in such ISDA Master Agreement) between the Borrower and the Lender, executed in connection with any Hedging Transactions entered into between the Borrower and the Lender, now or in the future, together with all renewals of, extensions of, modifications of, consolidations of and substitutions for any of the foregoing.

“Hedging Transaction Obligations”: The liabilities, indebtedness and obligations of the Borrower to the Lender under any Hedging Transaction Document.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Indebtedness”: With respect to any Loan Party at the time of any determination, without duplication: (a) all obligations of such Loan Party for borrowed money (including non-recourse obligations), (b) all obligations of such Loan Party evidenced by debentures, notes or other similar instruments, (c) all obligations of such Loan Party upon which interest charges are customarily paid or accrued, (d) all obligations of such Loan Party under conditional sale or other title retention agreements relating to property purchased by such Loan Party, (e) all obligations of such Loan Party issued or assumed as installment purchases of property or the deferred purchase price of property or services in respect of which such Loan Party is liable, contingently or otherwise, as obligor or otherwise (including all earn-out or like obligations), (f) all obligations of others secured by any Lien on property owned or acquired by such Loan Party, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Loan Party, (h) all net obligations of such Loan Party in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts (i) all obligations of such Loan Party, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Loan Party is or may become personally liable and (k) all mandatory redemption, repurchase, put option or dividend obligations of such Loan Party under any Equity Interests issued by such Loan Party, and (l) all Contingent Obligations of such Loan Party.

“Indemnitee”: As defined in Section 8.13.

“Interest Expense”: For any period of determination and any Loan Party, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Loan Party, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Period”: A period of one month, during which the entire outstanding principal balance of the Loans bears interest determined in relation to the LIBOR Rate, with the understanding that (a) the initial Interest Period shall commence on the date of the initial Loans and shall be in effect until the last day of the calendar month of the initial Loans, (b) each successive Interest Period shall commence automatically, and without notice to or consent from the Borrower, on the first day of the calendar month following the date on which the immediately preceding Interest Period matures, and (c) if, on the first day of the last Interest Period applicable hereto the remaining term of the Loans having the latest final scheduled maturity date is less than one month, such Interest Period shall be in effect only until the scheduled maturity date hereof.

“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired to be utilized in the business operations of Borrower or a Subsidiary in the ordinary course of its business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all cash returns, cash dividends, and cash distributions (or the fair market value of any non-cash returns, dividends, and distributions) received by such Person, less all liabilities expressly assumed by another Person in connection with the sale of such Investment, and all loans and advances shall be taken at the principal amount thereof then remaining unpaid.

“Lender”: As defined in the opening paragraph hereof.

“Lender Affiliate”: (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Lender, (b) each Person that beneficially owns or holds, directly or indirectly, 10% or more of any class of voting Equity Interests of the Lender, (c) each Person, 25% or more of the voting Equity Interests of which is beneficially owned or held, directly or indirectly, by the Lender, and (d) each of the Lender’s officers, directors, joint venturers, and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Leverage Ratio”: As of the last day of any fiscal quarter for the 12 consecutive fiscal months ending on such date, the ratio of Total Funded Debt to EBITDA for the four fiscal quarters ending on such date, in each case calculated for the Borrower and its Subsidiaries in accordance with GAAP.

“LIBOR Rate”: As of any date of determination and for each Interest Period relevant to the Loans, the greater of (a) zero percent (0%) and (b) the rate per annum reported at 11 a.m. on the Business Day that is two Business Days prior to the first day of such Interest Period on Reuters Screen LIBOR01 Page (or any successor or substitute page on such screen) as the London Interbank Offered Rate for United States dollar deposits for a period equal to the Interest Period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest 1/16 of 1% (or, if such page shall cease to be publicly available or, if the information on such page, in the Lender’s reasonable judgment, ceases to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Lender that, in the Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate). Notwithstanding the foregoing or anything else to the contrary in this Credit Agreement, at all times a Hedging Transaction (as defined in the Credit Agreement) is in effect with respect to the Term Note, the portion of the principal amount outstanding under the Term Loan which is equal to the notional amount of such Hedging Transaction shall not be subject to a minimum LIBOR Rate of zero percent (0%).

Lender’s LIBOR rate is to be strictly interpreted and is not intended to serve any other purpose other than providing an index to determine the interest rate used herein. Lender’s LIBOR rate may not necessarily be the same as the quoted offer side in the Eurodollar time deposit market by any particular institution or service applicable to any interest period. NOTICE: Under no circumstances will the interest rate on any Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender at its option, may do one or more of the following: (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase the Borrower’s final payment.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”: A Revolving Loan or a Term Loan.

“Loan Documents”: This Agreement, the Notes, the Security Agreement, Hedging Transaction Documents, the Guaranty and any other document or instrument given by any Person in favor of the Lender to secure or guaranty all or any portion of the Obligations, in each case as such document or instrument may be amended, restated, supplemented, or otherwise modified from time to time.

“Loan Party”: Each of the Borrower and any Guarantor.

“Maintenance Capital Expenditures”: Capital Expenditures for the maintenance, repair or refurbishment of the Borrower’s fixed assets but excluding any Capital Expenditure that adds to or further improves such fixed assets.

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) that could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or any writing executed pursuant thereto, or (c) the validity, collectability or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.

“Moody’s”: Moody’s Investors Service, a division of Moody’s Corporation.

“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, that is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

“Note”: The Term Note or the Revolving Note.

“Obligations”: All unpaid principal of and accrued and unpaid interest on the Loans, all Cash Management Obligations, all Hedging Transaction Obligations, together with all renewals of, extensions of, modifications of, consolidations of and substitutions for any of the foregoing, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lender or any indemnified party arising under the Loan Documents, in all cases whether now existing or hereafter arising or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and together with all renewals, modifications, extensions, increases, substitutions or replacements of any such obligations or liabilities.

“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Taxes”: As defined in Section 2.13(b).

“PATRIOT Act”: The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, codified as 31 U.S.C. Section 5318)), as amended from time to time, and any successor statute.

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permitted Acquisition”: As defined in Section 6.11(e).

“Permitted Liens”: Liens permitted by Section 6.13.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

“Prepayment Event”: Each of the following:

(a)       any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in clauses (a), (b) and (d) of Section 6.2;

(b)       any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event;

(c)       any Subsidiary of Borrower ceases to be a direct or indirect wholly owned Subsidiary of Borrower (excepting those circumstances as are described as exceptions to the 100% provisions in the definition of “Change of Control” clause (iv)); or

(d)       the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted by Section 6.12.

“Prohibited Activities”: As defined in Section 6.21(a).

“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code. A Reportable Event shall also include an event under Section 4062(e) of ERISA and an event requiring notice to the PBGC under Section 4010 of ERISA, excluding any such event as to which the PBGC has waived the notice required under Section 4010 of ERISA.

“Restricted Payment”: Any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party or any option, warrant or other right to acquire any such Equity Interest in any Loan Party.

“Revolving Commitment”: With respect to the Lender, the agreement of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount”: As of the Closing Date, $1,000,000 as the same may be reduced from time to time pursuant to Section 2.7.

“Revolving Loan”: As defined in Section 2.1(a).

“Revolving Loan Date”: The date of the making of any Revolving Loan.

“Revolving Loan Maturity Date”: The earliest of (a) the first anniversary of the Closing Date, (b) the date on which the Revolving Commitments are terminated pursuant to Section 7.2, and (c) the date on which the Revolving Commitments are reduced to zero or terminated pursuant to Section 2.7.

“Revolving Note”: The promissory note of the Borrower in the form of Exhibit B, evidencing the obligation of the Borrower to repay the Revolving Loans.

“Risk-Based Capital Guidelines”: As defined in Section 2.14(b).

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global Inc.

“Sanctioned Country”: At any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person”: At any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the foregoing entities.

“Sanctions”: Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Agreement”: Collectively, all pledge or security agreements of the Borrower that grant a security interest to the Lender to secure the Obligations, including without limitation an Intellectual Property Security Agreement and pledged equity certificates and the associated transfer powers, as amended, restated, supplemented, or otherwise modified from time to time, each in form and substance acceptable to the Lender.

“Security Documents”: Collectively, the Security Agreement, the Control Agreements, the UCC financing statements and each other agreement, instrument and document executed by any Loan Party to secure the Obligations, as amended, amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents Collateral”: Collectively, all real or personal property pledged, assigned, mortgaged or otherwise conveyed to the Lender pursuant to the Security Documents as security for the Obligations.

“Subsidiary”: As to any Person, any corporation, limited liability company or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by such Person either directly or through one or more Subsidiaries. Except as the context otherwise requires, the term “Subsidiaries” in this Agreement refers to direct and indirect Subsidiaries of the Borrower.

“Swap Contract”: Any of (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes”: Any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto.

“Term Loan”: As defined in Section 2.1(b).

“Term Loan Commitment”: The agreement of the Lender to make a Term Loan to the Borrower in the Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.

“Term Loan Commitment Amount”: $11,000,000.

“Term Loan Maturity Date”: The earlier of (a) the fifth anniversary of the Closing Date and (b) the date on which the Commitments are terminated pursuant to Section 7.2.

“Term Note”: The promissory note of the Borrower in the form of Exhibit C, evidencing the obligation of the Borrower to repay the Term Loan.

“Total Funded Debt”: At the time of any determination, without duplication, (a) all Indebtedness for borrowed money, (b) Capitalized Lease Obligations, (c) notes payable and draws against extensions of credit, (d) any obligations owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and insurance premiums paid over time), (e) all Indebtedness secured by any Lien on any property of any Loan Party even though such Loan Party has not assumed or become liable for the payment of such Indebtedness, provided that for purposes of this clause (e) the amount of such Indebtedness shall be limited to the greater of (i) the amount of such Indebtedness as to which there is recourse to the Borrower and (ii) the fair market value of the property subject to the Liens, and (f) Contingent Obligations.

“Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of any Loan Party referred to that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

“Total Revenues”: With respect to any period of determination, the consolidated total revenues of the Loan Parties for such period, as determined in accordance with GAAP.

Section 1.2       Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made on a consolidated basis for the Borrower and the Subsidiaries and in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3       Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” or “until” each mean “to but excluding.”

Section 1.4       Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision. References to Sections, Exhibits, Schedules, and the like are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “will” shall have the same mandatory meaning as the term “shall.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are so incorporated as if fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but include only amendments thereto agreed to by the Lender, and shall survive any termination of such other agreements until the Obligations are irrevocably paid in full and the Commitments are terminated. References to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, restated, supplemented, or otherwise modified from time to time.

Article II
TERMS OF THE CREDIT FACILITIES

Part A -- Terms of Lending

Section 2.1        Lending Commitments. On the terms and subject to the conditions hereof, the Lender agrees to make the following lending facilities available to the Borrower.

(a)       Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Revolving Loan Maturity Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof; provided, that no Revolving Loan will be made in any amount that, after giving effect thereto, would cause the aggregate unpaid principal balance of Revolving Loans outstanding on such date to exceed the Revolving Commitment Amount.

(b)       Term Loan. A term loan facility available as a loan (the “Term Loan”) from the Lender to the Borrower on a term loan basis on the Closing Date, provided that the Term Loan will not be made in any amount if, after giving effect thereto, the aggregate amount advanced upon the Term Loan would exceed the Term Loan Commitment Amount.

Section 2.2        Procedure for Loans.

(a)       Procedure for Revolving Loans. Any request by the Borrower for Revolving Loans hereunder shall be in writing pursuant to a Borrowing Request and must be given so as to be received by the Lender not later than 12:00 p.m. (Las Vegas, Nevada time) two Business Days prior to the requested Revolving Loan Date. Each request for Revolving Loans shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans shall specify (i) the requested Revolving Loan Date and (ii) the aggregate amount of Revolving Loans to be made on such date, which shall be in a minimum amount of $100,000. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrower at the Lender’s principal office in Las Vegas, Nevada in Immediately Available Funds not later than 3:00 p.m. (Las Vegas, Nevada time) on the requested Revolving Loan Date the amount of the requested Revolving Loans.

(b)       Procedure for Term Loan. The request by the Borrower for the Term Loan shall be in writing pursuant to a Borrowing Request and must be given so as to be received by the Lender not later than 12:00 p.m.. (Las Vegas, Nevada time) two Business Days before the Closing Date. The request for the Term Loan shall be irrevocable and shall be deemed a representation by the Borrower that on the Closing Date and after giving effect to the requested Term Loan the applicable conditions specified in Article III have been and will be satisfied. The request for the Term Loan shall specify (i) the requested Term Loan date (which shall be the Closing Date) and (ii) the aggregate amount of the Term Loan. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will transmit the proceeds of the requested Term Loan in accordance with wire instructions provided by the Borrower not later than 3:00 p.m. (Las Vegas, Nevada time) on the Closing Date.

Section 2.3        Notes. The Revolving Loans shall be evidenced by a single Revolving Note payable to the order of the Lender in a principal amount equal to the Revolving Commitment Amount originally in effect. The Term Loan shall be evidenced by a Term Note payable to the order of the Lender in the principal amount equal to the Term Loan Commitment Amount. The Lender shall enter in its ledgers and records the amount of each Term Loan and each Revolving Loan, the various Revolving Loans made, and the payments made thereon, and, in all events, the principal amounts owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Lender less all payments of principal thereof made by the Borrower, and the principal amount owing by the Borrower in respect of the Term Note shall be the aggregate amount of the Term Loan less all payments of principal thereof made by the Borrower.

Section 2.4        Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Loans as follows:

(a)       Subject to paragraph (b) below, each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the sum of (i) the LIBOR Rate in effect, and as reset on, the first day of each Interest Period, plus (B) the Applicable Margin.

(b)       Upon the occurrence of any Event of Default, each Loan shall, at the option of the Lender, bear interest until paid in full at a rate per annum equal to the sum of the interest rate otherwise applicable thereto plus 5.00%.

(c)       (i) Interest with respect to the Revolving Loans shall be payable on the first day of each Interest Period, upon any permitted prepayment (on the amount prepaid), and on the Revolving Loan Maturity Date, and (ii) interest with respect to the Term Loan shall be payable as set forth in Section 2.5(b), upon any permitted prepayment (on the amount prepaid), and on the Term Loan Maturity Date; provided, that with respect to any Loan, interest under paragraph (b) of this Section shall be payable on demand.

Section 2.5        Repayment.

(a)       Revolving Loans. The unpaid principal balance of all Revolving Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Loan Maturity Date; provided, that at any point following the initial draw, the Borrower shall repay the Revolving Loans in full at least once during the period from the initial draw to the Revolving Loan Maturity Date.

(b)       Term Loan. The unpaid principal balance and interest on the Term Loan shall be paid in (i) installments sufficient to amortize the entire principal balance of and interest on the Term Loan over a seven-year period, as provided in the loan amortization schedule attached as Schedule 1 to the Term Note, due and payable on the first day of each month to and including the Term Loan Maturity Date, and (ii) an additional installment in an amount equal to all unpaid principal of, and interest upon, the Term Loan on the Term Loan Maturity Date; provided, however, that if the aggregate principal amount outstanding under the Term Loan as of the date any principal payment is due is less than the amount specified above in this sentence, then the principal amount payable on such date shall be such amount outstanding. The Lender shall calculate the amounts payable under clause (i) above based on the LIBOR Rate and the Applicable Margin in effect from time to time (which calculations shall be conclusive absent manifest error) and, on or before the date hereof and promptly upon any change in such amounts, shall furnish to the Borrower a schedule setting forth the amount of such installments.

Section 2.6        Prepayments.

(a)       Mandatory Prepayments.

(i)       If at any time the aggregate unpaid principal balance of Revolving Loans outstanding exceeds the Revolving Commitment Amount, the Borrower shall immediately repay to the Lender the amount of such excess.

(ii)      If at any time a Prepayment Event occurs, and without prejudice to any other rights the Lender may have in respect of the occurrence of the Prepayment Event, the Borrower shall immediately pay to the Lender the net proceeds realized by such Prepayment Event. Any such prepayments shall be applied first, to the Revolving Loan, and second, to any outstanding Term Loan. All prepayments applied to the Term Loan shall be applied to the scheduled principal payments on the Term Loan in the inverse order of their scheduled payment dates.

(b)       Optional Prepayments. The Borrower may prepay Revolving Loans or the Term Loan, in whole or in part, at any time, without premium or penalty, except if such prepayment is made on a day other than the first day of the then-current Interest Period, the Borrower must also pay any indemnities payable pursuant to Section 2.16. The Borrower shall notify the Lender in advance no later than 12:00 p.m. (Las Vegas, Nevada time) two Business Days before the making of any prepayment. Any prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in a minimum aggregate amount of $50,000 (or, as to the Term Loan, $100,000) or an integral multiple thereof. Amounts prepaid on the Term Loan will be applied in inverse order of maturity.

(c)       Effect of Payments. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on Revolving Loans may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Term Loan may not be reborrowed.

Part B -- General

Section 2.7       Reduction and Termination of Revolving Commitments. The Borrower may, at any time, upon not less than three Business Days’ prior written notice from the Borrower to the Lender, reduce the Revolving Commitment Amount, with any such reduction in an integral multiple of $500,000; provided, however, that the Borrower may not at any time reduce the Revolving Commitment Amount below the aggregate unpaid principal balance of Revolving Loans outstanding at such time. The Borrower may, upon not less than 10 Business Days’ prior written notice from the Borrower to the Lender, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section, the Borrower shall pay to the Lender the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon and all other unpaid Obligations.

Section 2.8       Fees. The Borrower shall pay to the Lender on the Closing Date an origination fee in an amount equal to the 0.75% of the Commitments. Such origination fee shall be fully earned when paid and nonrefundable.

Section 2.9       Computation. Interest on the Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.10       Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Lender shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 p.m. (Las Vegas, Nevada time) on the dates called for under this Agreement and the Notes to the Lender at its main office in Las Vegas, Nevada. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes is stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest or principal to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.11       Use of Loan Proceeds. The proceeds of the Term Loan shall be used to (a) refinance outstanding Indebtedness of the Borrower and redeem the associated outstanding warrants and (b) pay transaction and closing costs associated with the Loan Documents. The proceeds of the Revolving Loan shall be used for short-term working capital and other general business purposes (including to refinance outstanding Indebtedness of the Borrower and redeem the associated outstanding warrants and pay transaction and closing costs associated with the Loan Documents) of the Borrower in a manner not in conflict with any of the Borrower’s covenants in this Agreement. The Borrower will not request any Loan, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries, and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions.

Section 2.12       Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the LIBOR Rate in respect of the Interest Period for any Loan, the Lender determines (which determination shall be conclusive and binding, absent manifest error) that deposits in dollars (in the applicable amount) are not being made available to the Lender in the relevant market for such Interest Period, the Lender shall forthwith give notice thereof to the Borrower of such determination, whereupon the obligation of the Lender to make or continue any Loans at the LIBOR Rate shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Loans by the Lender shall be made at an alternate floating rate reasonably quoted from time to time by the Lender plus the Applicable Margin. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Loan outstanding at the time such suspension is imposed.

Section 2.13       Taxes.

(a)       Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future Taxes (excluding Excluded Taxes).

(b)       The Borrower agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)       The Borrower shall indemnify the Lender for the full amount of Taxes or Other Taxes imposed on or paid by the Lender and any liabilities, penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 10 days after the date the Lender makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)       Within 10 days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Lender, at its address referred to on the signature page hereof, a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)       If the Borrower is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America from any payments to the Lender pursuant to any Loan Document in respect of the Obligations payable to the Lender then or thereafter outstanding, the Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(f)       Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.13 shall survive the payment in full of the Obligations hereunder.

(g)       If the Lender claims any additional amounts in respect of indemnifiable Taxes payable pursuant to this Section 2.13, it shall use reasonable efforts (consistent with legal and regulatory restrictions and the Lender’s internal policies) (i) to file any certificate or document reasonably requested by the Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such indemnifiable Taxes attributable to the Loans and would not, in the sole determination of the Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to the Lender, or (ii) to recover or obtain a reimbursement or refund of any such indemnifiable taxes.

(h)       Nothing contained in this Section 2.13 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 2.14      Increased Costs; Capital Adequacy.

(a)       If any Change in Law:

(i)       subjects the Lender to any Taxes, or changes the basis of taxation of payments to the Lender in respect of its Loans (excluding Excluded Taxes);

(ii)      imposes, increases, modifies, or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(iii)     imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining Loans, reduces any amount receivable by the Lender in connection with the Loans, or requires the Lender to make any payment calculated by reference to the amount of Loans or interest received by it, by an amount deemed material by the Lender in the exercise of its reasonable discretion, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining its Loans or Commitments or to reduce the return received by the Lender in connection with such Loans or Commitments, then the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in the amount received.

(b)       If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or a Loan made by the Lender to a level below that which the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender’s holding company for any such reduction suffered. For purposes of this Section, (a) a “Change in Law” includes (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (b) “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

(c)       A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsections (a) and (b) above, the basis for calculating such amount(s) and the method of allocating such amount(s) to the Borrower shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)       Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of the Lender’s right to demand such compensation; provided, however, that Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law and of its intent to claim compensation as a consequence thereof.

Section 2.15       Illegality. Notwithstanding anything to the contrary in this Agreement, if the Lender determines (which determination shall be conclusive and binding, absent error) at any time that it is illegal for the Lender to continue to charge interest on the Loans based on the LIBOR Rate, then the Lender shall forthwith give notice thereof to the Borrower of such determination, whereupon (subject to Section 2.4(b)) the Loans shall bear interest at an alternate floating rate reasonably quoted from time to time by the Lender plus the Applicable Margin.

Section 2.16       Funding Losses; LIBOR Rate Advances. The Borrower shall compensate the Lender, upon its written request, for all losses, reasonable expenses, and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry Loans at the LIBOR Rate to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of anticipated profits) that the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a Loan at the LIBOR Rate does not occur on the date specified therefor in the Borrower’s request or notice under Section 2.2, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of the Loans following an Event of Default), any repayment of a Loan at the LIBOR Rate occurs on any day other than the first day of the Interest Period applicable thereto. The Lender’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive, and binding, absent error.

Article III
CONDITIONS PRECEDENT

Section 3.1           Conditions of Initial Transaction. The making of the Term Loan and the initial Revolving Loans on the Closing Date shall be subject to the prior or simultaneous fulfillment of the following conditions:

(a)           Documents. The Lender shall have received the following.

(i)	This Agreement, duly executed by the Borrower.

(ii)	A Revolving Note and a Term Note drawn to the order of the Lender, duly executed by the Borrower.

(iii)	The Security Documents, duly executed by the Borrower.

(iv)	A certificate of the Secretary (or other appropriate officer) of each Loan Party, certifying as to the following:

(A)	A true and accurate copy of the company resolutions of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party, the borrowing of the Loans, and the granting of the security interest in the Security Documents Collateral;

(B)	The incumbency, names, titles, and signatures of the officers of such Loan Party authorized to execute the Loan Documents to which it is a party and request Loans;

(C)	A true and accurate copy of the articles of incorporation, articles of organization, or equivalent charter document of such Loan Party with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its formation as of a date acceptable to the Lender; and

(D)	A true and accurate copy of the bylaws, operating agreement, or equivalent governing document and any other Constituent Documents of such Loan Party.

(v)	A certificate of good standing for each Loan Party in the jurisdiction of its formation and in each other jurisdiction in which the nature of its operations made such qualification necessary to the business, certified by the appropriate governmental officials as of a date acceptable to the Lender.

(vi)	A certificate of the chief financial officer or treasurer of the Borrower certifying as to the matters set forth in Sections 3.2(a) and (b).

(vii)	A legal opinion of the counsel to the Loan Parties, in a form reasonably acceptable to the Lender.

(viii)	Property and liability insurance certificates demonstrating that the Borrower maintains the insurance required by Section 5.3, naming the Lender as an additional insured or loss payee (and with a lender’s loss payable endorsement) and stating that such insurance shall not be cancelled or revised without 30 days’ prior written notice from the insurer to the Lender.

(ix)	UCC, tax, judgment and intellectual property lien searches for the Borrower reasonably satisfactory to the Lender.

(x)	The Lender shall have received the annual audited financial statements of the Borrower and its Subsidiaries for the most recently ended fiscal year, certified by independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Lender, and other financial statements required by the Lender, together with any management letters, management reports, or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

(xi)	Payoff letters duly executed by the holders of all Indebtedness of the Borrower that is to be paid off on the Closing Date, together with warrant cancellations, intellectual property lien releases, UCC-3 termination statements, and other applicable lien releases, each in form and substance reasonably acceptable to the Lender.

(xii)	The Hedging Transaction Documents.

(xiii)	Satisfactory completion of all business and legal due diligence by and credit approval from the Lender, together with such other documents and deliveries as may be reasonably requested by the Lender.

(b)           Opinion. The Borrower shall have its counsel prepare a written opinion addressed to the Lender, in form and substance reasonably acceptable to the Lender.

(c)       Security Documents. All Security Documents (or financing statements under the Uniform Commercial Code as in effect in the State of Nevada) shall have been appropriately filed or recorded to the satisfaction of the Lender; any pledged Security Documents Collateral shall have been duly delivered to the Lender; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Lender and its counsel.

(d)       Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

(e)       Material Adverse Occurrence. No Material Adverse Occurrence shall have occurred and be continuing.

(f)       Gaming Approval. The Borrower shall have provided the Lender with evidence reasonably satisfactory to the Lender that the Borrower and its Subsidiaries have received all necessary approvals, if any, for the Loan Documents from the Gaming Authorities.

Section 3.2       Conditions Precedent to All Loans. The obligation of the Lender to make any Loans (including the Term Loan and the initial Revolving Loans on the Closing Date) shall be subject to the fulfillment of the following conditions:

(a)       Representations and Warranties. The representations and warranties in Article IV shall be true and correct in all material respects on and as of the Closing Date and on the date of each Loan, with the same force and effect as if made on such date.

(b)       No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Loan or will exist after giving effect to the Loan made on such date.

(c)       Notices and Requests. The Lender shall have received the Borrower’s request for such Loan as required under Section 2.2.

Article IV
REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Lender as follows.

Section 4.1       Organization, Standing, etc. Each of the Borrower and its Subsidiaries (a) is duly created and validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite power and authority to carry on its business as now conducted and enter into and perform its obligations under the Loan Documents to which it is a party. Each of the Borrower and its Subsidiaries (x) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted (or contemplated to be conducted) in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits could not reasonably be expected to result in a Material Adverse Occurrence and (y) is duly qualified and in good standing, or has applied for qualification, as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted (or contemplated to be conducted) by it makes such qualification necessary, and the failure so to qualify would permanently preclude such Person from enforcing its rights with respect to any material assets or could reasonably be expected to result in a Material Adverse Occurrence.

Section 4.2       Authorization and Validity. The execution, delivery and performance by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary company action by of each such party. The Loan Documents to which each of the Borrower and its Subsidiaries is a party, when executed, will constitute, the legal, valid and binding obligations of each such party, enforceable against each such party in accordance with their respective terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3       No Conflict; No Default. The execution, delivery and performance of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower or any Subsidiary, (b) violate or contravene any provision of the Constituent Documents of the Borrower or any Subsidiary, (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or any of its properties may be bound (after giving effect to the transactions contemplated on the Closing Date) or (d) result in the creation of any Lien thereunder other than Liens under the Loan Documents. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to result in a Material Adverse Occurrence.

Section 4.4       Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or any Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5       Financial Statements and Condition. The consolidated audited financial statements of the Borrower as of December 31, 2017 (the “Financials”), copies of each of which have been delivered to the Lender, have been consistently prepared and accurately and fairly present the financial condition, cash flow and results of operations of the Borrower and the Subsidiaries as at the respective dates thereof and for the periods therein referred to. The Financials reflect all material liabilities of the Borrower and the Subsidiaries, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. As of the Closing Date, the books, records and accounts of the Borrower and the Subsidiaries maintained with respect to their respective businesses were true and accurate in all material respects, reflected the material transactions and the material assets and material liabilities of the Borrower and the Subsidiaries, and were used as the basis to prepare the Financials.

Section 4.6       Litigation. Except as disclosed on Schedule 4.6, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Borrower, any Subsidiary or the Security Documents Collateral that could reasonably be expected to result in a Material Adverse Occurrence or that seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to cause a Material Adverse Occurrence, neither the Borrower nor any Subsidiary has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in the Financials.

Section 4.7       Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge, there does not exist any violation by the Borrower or any Domestic Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters that has, will or threatens to impose any liability on the Borrower or any Domestic Subsidiary or that has required or would require any expenditure by the Borrower or any Domestic Subsidiary to cure. Neither the Borrower nor any Domestic Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to result in a Material Adverse Occurrence. Except as set out on Schedule 4.7, neither the Borrower nor any Domestic Subsidiary has knowledge that the Borrower or any Domestic Subsidiary or the property of the Borrower or any Domestic Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures that could constitute a Material Adverse Occurrence.

Section 4.8       ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied, and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.

Section 4.9       Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower or any Subsidiary does not constitute more than 25% of the value of the assets of such Person.

Section 4.10       Title to Property; Leases; Liens; Subordination. The Borrower and each Subsidiary has (a) good and marketable title to its real properties, if any, and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by such Person in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, other than Permitted Liens. The Obligations are secured by valid, perfected, first-priority Liens (subject to Permitted Liens) in favor of the Lender, covering and encumbering all Security Documents Collateral granted or purported to be granted by the Security Documents, to the extent perfection has occurred by the filing of a UCC financing statement, or by continued possession or control (other than with respect to Liens on collateral represented by a certificate of title). Neither the Borrower nor any Subsidiary has subordinated any of its rights under any obligation owing to it to the rights of any other Person other than the Lender.

Section 4.11       Taxes. Each of the Borrower and its Subsidiaries has filed all federal and all state and local Tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other Taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No Tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of Taxes and other governmental charges are adequate, and the Borrower is not aware of any proposed material Tax assessment against the Borrower or any Subsidiary or any basis therefor.

Section 4.12       Trademarks, Patents. Each of the Borrower and its Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.13       Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction that could reasonably be expected to result in a Material Adverse Occurrence.

Section 4.14       Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrower and the Subsidiaries have not been affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God, in any case that could reasonably be expected to result in a Material Adverse Occurrence.

Section 4.15       Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16       Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Domestic Subsidiary is obligated to provide material post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.17       Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading. Certificates or statements furnished by or on behalf of the Borrower or any of its Subsidiaries to the Lender consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of each such party, and neither the Borrower nor any of its Subsidiaries has any reason to believe that such projections or forecasts are not reasonable.

Section 4.18       Subsidiaries. Schedule 4.18 sets forth as of the Closing Date a list of all Subsidiaries and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. Except as described in the Constituent Documents as of the Closing Date and on Schedule 4.18, there are no agreements among the Borrower’s Equity Interest holders with respect to the voting and transfer of the Borrower’s Equity Interests.

Section 4.19       Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters that could reasonably be expected to constitute a Material Adverse Occurrence. All material payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts) have been paid or accrued as a liability on the books of such Person. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.20       Solvency. After the making of any Loan and after giving effect thereto, on a consolidated basis (a) the fair value of the assets of the Borrower and its Subsidiaries will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) neither the Borrower nor any Subsidiary intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (d) the Borrower and each Subsidiary will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (e) neither the Borrower nor any Subsidiary will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

Section 4.21       Insurance. Each of the Borrower and its Subsidiaries maintains insurance coverage as required by Section 5.3.

Section 4.22       Compliance with Laws; Anti-Corruption Laws; PATRIOT Act. The Borrower and each Subsidiary is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions, and decrees applicable to it or to its properties and possesses all licenses, permits, franchises, exemptions, approvals, and other governmental authorizations necessary for the ownership of its property and the conduct and operation of its business, including Gaming Laws. The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. The Borrower and its Subsidiaries have all permits, licenses and approvals required by such laws, copies of which have been provided to the Lender. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. Neither the making of any Loan nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.

Section 4.23       Perfected Liens and Security Interests. The Obligations are secured by valid, perfected first-priority Liens in favor of the Lender, covering and encumbering all collateral granted by the Security Documents, to the extent perfection has occurred by the filing of a UCC financing statement or by continued possession or control or the filing or recording of the Security Documents (other than with respect to security interests in any collateral not required to be perfected pursuant to the terms of the Security Agreement).

Section 4.24       Business Locations. Schedule 4.24 sets forth as of the Closing Date a list of all of the real property owned or leased by the Borrower or any Subsidiary, and each other business location of the Borrower and its Subsidiaries, indicating in each case whether the respective property is owned or leased, and, if leased, the name and address of the landlord for such business location.

Section 4.25       Accounts. The only deposit, checking, brokerage or other similar accounts maintained by the Borrower and any Subsidiary with any bank, savings association, financial institution or similar financial intermediary are those listed on Schedule 4.25.

Section 4.26       Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Borrower or any of its Subsidiaries or any of their respective officers, directors or agents with respect to the Loans, except for fees payable to the Lender.

Section 4.27       Licenses and Permits. To the best of the Borrower’s knowledge, all licenses (including all necessary Gaming Licenses), permits, consents, authorizations and other similar rights required from any Governmental Authority for the ownership, use or operation of the business or properties owned or operated by the Borrower or any of its Subsidiaries, which are material to the Borrower or any of its Subsidiary’s businesses, are in full force and effect and each of the Borrower and its Subsidiaries is in compliance, in all material respects, with all such licenses, permits, consents, authorizations and similar rights, and none of such license, permits, consents, authorizations or similar rights is the subject of any pending, or, to the knowledge of the Borrower, threatened revocation, cancellation, suspension or non-renewal. If the Borrower becomes aware of any such license, permit, consent, authorization or other similar right that is required, but has not been obtained, the Borrower shall obtain or cause its Subsidiary to obtain such license, permit, consent, authorization or similar right as soon as is reasonably possible and comply, in all material respects, with all such licenses, permits, consents, authorizations and similar rights. There is no license, permit, consent, authorization or similar right that the Borrower does not have, the absence of which would be material to the Borrower’s business. As of the Closing Date, Schedule 4.27 sets forth a complete and accurate list of all such licenses, permits, consents, authorizations and other similar rights necessary and appropriate for the operation of the Borrower’s and its Subsidiaries’ business, and such schedule identifies the date by which an application for the renewal of such license, permit, authorization, consent or similar right must be filed and status of each pending application.

Section 4.28       Material Adverse Occurrence. Since December 31, 2017, there has been no Material Adverse Occurrence.

Article V
AFFIRMATIVE COVENANTS

Until any obligation of the Lender to make the Term Loan and Revolving Loans has expired or been terminated and the Notes and all of the other Obligations have been irrevocably paid in full, unless the Lender otherwise consents in writing:

Section 5.1       Financial Statements and Reports. The Borrower will furnish to the Lender:

(a)       As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower the audited consolidated financial statements of the Borrower and its Subsidiaries consisting of at least statements of income, cash flow and changes in shareholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of managers furnished by such accountants.

(b)       Within 45 days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, unaudited consolidated balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Sections 6.15 and 6.16) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c)       Contemporaneously with the furnishing of the statements and reports under Sections 5.1(a) and (b), a compliance certificate in the form of Exhibit D (the “Compliance Certificate”) signed by the chief financial officer, treasurer or controller of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.15 and 6.16 as of the end of the relevant reporting period, and Section 6.10 for the period ending at the end of each fiscal year, and stating that as of the end of such period there did not exist any Default or Event of Default or, if any Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

(d)       As soon as available, but in any event within 45 days after the beginning of each fiscal year of the Borrower, a copy of the detailed consolidated operating budget of the Borrower and its Subsidiaries for such fiscal year.

(e)       Reasonably promptly upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(f)       Reasonably promptly upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(g)       Reasonably promptly upon any officer of the Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(h)       Reasonably promptly upon any officer of the Borrower becoming aware of any pending or threatened revocation, cancellation, suspension or non-renewal of any Gaming License or any other license, permit, consent, authorization or similar right that is material to the operation of the Borrower’s or its Subsidiaries’ business, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto.

(i)       Reasonably promptly upon any officer of the Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any Governmental Authority affecting the Borrower or any Subsidiary or any property of such Person, or to which the Borrower or any Subsidiary is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could constitute a Material Adverse Occurrence; or (ii) any adverse development in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary that, if determined adversely to the Borrower or any Subsidiary, would constitute a Material Adverse Occurrence, a notice from the Borrower describing the nature and status thereof and what action the Borrower proposes to take with respect thereto.

(j)       Such information and evidence of actions taken as reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

(k)       From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Lender reasonably requests, including copies of any Gaming Licenses.

Any financial statement required to be furnished pursuant to Section 5.1(a) or (b) shall be deemed to have been furnished on the date on which the Lender receives notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge; provided that the Borrower shall give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests that the Borrower furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.

If any information which is required to be furnished to the Lender under this Section 5.1 is required by law or regulation to be filed by the Borrower with a Governmental Authority on an earlier date, then the information required hereunder shall be furnished to the Lender at such earlier date.

Section 5.2       Existence. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify could reasonably be expected to result in a Material Adverse Occurrence; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

Section 5.3       Insurance.

(a)       The Borrower shall, and shall cause each Subsidiary to, secure, pay for and maintain for the Security Documents Collateral, without interruption, at its own expense, insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as the Borrower and its Subsidiaries and operating in the same or similarly situated geographic area or areas as the Borrower and its Subsidiaries, including, but not limited to, fire, public liability, and property damage. The Borrower shall deliver evidence of insurance complying with the requirements of this Section 5.3, in each case for the Borrower, its Subsidiaries and the Security Documents Collateral. The Borrower shall, and shall cause each Subsidiary to, name the Lender as an additional insured with respect to general liability insurance and as the lender loss payee and mortgagee with respect to property and hazard insurance at all times and state that such insurance shall not be cancelled or revised without 30 days’ prior written notice by the insurer to the Lender.

(b)       The Borrower shall, and shall cause each Subsidiary to, furnish to the Lender, upon written request, full information as to the insurance carried;

(c)       The Borrower shall, and shall use its best efforts to cause each Subsidiary to, carry and maintain each policy for such insurance with a company which is rated no lower than “A” by A.M. Best Company, Inc. and “AA” by S&P at the time such policy is placed and at the time of each annual renewal thereof (or reasonably equivalent foreign rating where applicable); and

(d)       The Borrower shall, and shall cause each Subsidiary to, obtain and maintain endorsements acceptable to the Lender for such insurance (including form 438BFU or equivalent), including lender’s loss payable and additional insured endorsements.

Section 5.4       Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all federal and state and local tax returns and reports that are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all federal and state and local taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) that, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.

Section 5.5       Inspection. The Borrower shall permit any Person designated by the Lender, upon reasonable prior notice to the Borrower (which notice shall not be required to be given during the continuation of an Event of Default), to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate. The expenses of the Lender for such visits, inspections and examinations shall be at the expense of the Lender, provided, that any such visit, inspection, or examination shall be at the reasonable expense of the Borrower if such visit, inspection, or examination (a) constitutes the Lender’s annual collateral audit or (b) is made while any Event of Default is continuing.

Section 5.6       Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7       Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries in all material respects will be made of its dealings, business and affairs.

Section 5.8       Compliance. The Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Anti-Corruption Laws and applicable Sanctions, and (b) obtain and maintain in full force and effect all permits, licenses (including Gaming Licenses), consents and authorizations required by law (including any Gaming Authority) for the ownership, use or operation of the businesses and properties owned by the Borrower and its Subsidiaries, and comply, in all material respects, with the provisions thereof.

Section 5.9       Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise could reasonably be expected to result in a Material Adverse Occurrence. The Borrower will give the Lender prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could constitute or result in a Material Adverse Occurrence or (b) that will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or that will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

Section 5.10       ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan or (c) fail to make any payments to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.11       Further Assurances.

(a)       The Borrower shall, and shall cause each other Loan Party to, promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Lender, the Borrower also shall, and shall cause each Loan Party to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender reasonably requires from time to time: (i) to carry out more effectively the purposes of the Loan Documents; (ii) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from the landlord of each location required by the Lender; and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Loan Party may be or become bound to convey, mortgage or assign to the Lender to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Lender evidence satisfactory to the Lender of every such recording, filing or registration.

(b)       In addition to and not in limitation of the foregoing paragraph (a), upon the formation of any Domestic Subsidiary after the Closing Date or upon the acquisition of any fee interests in domestic real property after the Closing Date by the Borrower or any Subsidiary: (i)(A) such Person (other than the Borrower, and a Subsidiary, if already a Loan Party) shall join the Guaranty and guaranty the Obligations, and (B) such Person shall grant to the Lender a security agreement as required by the Lender (and permit the Lender to perfect such interest) in the real property of such Person, creating a first-priority mortgage or deed of trust (subject to Permitted Liens) and deliver such other related documents and instruments as the Lender reasonably requests; and (ii) the Borrower or the applicable Domestic Subsidiary shall, at the Borrower’s cost and expense, execute and deliver to the Lender such documents and instruments reasonably deemed necessary by the Lender to effect the matters specified in subclause (i).

(c)       Cash Management. Within 90 days after the Closing Date, the Borrower and each of its Domestic Subsidiaries shall maintain all deposit accounts and cash management accounts with the Lender (such accounts collectively, the “Primary Cash Management Accounts”).

Section 5.12       Compliance with Terms of Material Contracts. The Borrower shall, and shall cause each Subsidiary to, make all payments and otherwise perform all material obligations of all material contracts, permits, licenses (including Gaming Licenses), consents and authorizations to which the Borrower or such Subsidiary is a party.

Section 5.13       Intellectual Property. The Borrower shall, and shall cause each Subsidiary to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

Section 5.14       Leaseholds. The Borrower will use commercially reasonable efforts to prevent the termination of, and to maintain in full force and effect, each leasehold of the Borrower or any Subsidiary on any property leased by such Person, which is reasonably necessary to the conduct of the business of the Borrower or Subsidiary, until its original or extended expiration date.

Section 5.15       Post-Closing. The Borrower will use commercially reasonable efforts to obtain, within 60 days after the Closing Date, or such later date as the Lender, in its sole discretion, shall designate, (a) landlord waivers with respect to any leased locations of the Loan Parties listed on Schedule 4.24, duly signed by the applicable landlord and attaching a copy of the applicable lease, and (b) control agreements with respect to any deposit accounts or securities accounts listed on Schedule 4.25, in each case, in form and substance reasonably satisfactory to the Lender.

Article VI
NEGATIVE COVENANTS

Until any obligation of the Lender hereunder to make the Term Loan and Revolving Loans has expired or been terminated and the Notes and all of the other Obligations have been paid in full, unless the Lender otherwise consents in writing:

Section 6.1       Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into the Borrower or any wholly owned Domestic Subsidiary of the Borrower (if the Borrower or such wholly owned Domestic Subsidiary of the Borrower is the surviving entity).

Section 6.2       Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)       dispositions of inventory, or used, worn-out or surplus equipment, or abandonment of ownership of or rights incident to intellectual property, all in the ordinary course of business;

(b)       the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;

(c)      the sale of any real property that is Security Documents Collateral to the extent that the sale of such property is pursuant to an arm’s length transaction to a party other than an Affiliate of the Borrower or any Subsidiary, the purchase price of such sale is the fair market value of such property, and the net proceeds of such sale (or such other amount as the Lender may agree in its sole discretion) are paid to the Lender pursuant to Section 2.6(a)(ii); and

(d)      other dispositions of property in any fiscal year during the term of this Agreement whose net book value in the aggregate does not exceed 10% of the Borrower’s total consolidated assets as shown on the balance sheet for the most recent prior fiscal year.

Section 6.3       Plans. The Borrower will not, nor will it allow any Subsidiary to, (a) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder in any manner that could reasonably be expected to result in a Material Adverse Occurrence, unless such modification is required by ERISA, the Code or other applicable law; (b) terminate any Plan under any circumstances that would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary or (c) enter into any agreement as a purchaser or as a seller of assets under Section 4204 of ERISA.

Section 6.4       Change in Nature of Business. The Borrower will not, nor will it permit any Subsidiary to, make any material change in the nature of the business of the Borrower or any Subsidiary, as carried on at the Closing Date; provided, however, that the foregoing shall not prohibit an expansion of the Borrower’s core business so long as such core business does not materially change.

Section 6.5       Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, form or acquire any corporation, limited liability company, or other entity that would thereby become a Subsidiary, unless the Borrower or such Subsidiary complies with the provisions of Section 5.11.

Section 6.6       Subsidiary Restrictions. The Borrower will not, and will not permit any Subsidiary to, place or allow any restriction, directly or indirectly, on the ability of such Person to (a) pay dividends or any distributions on or with respect to such Person’s capital stock or (b) make loans or other cash payments to the Borrower.

Section 6.7       Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower and (ii) the Borrower may make any Restricted Payment, provided that no Default or Event of Default shall exist before or after giving effect to such Restricted Payments.

Section 6.8       Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any of its Affiliates, except upon fair and reasonable terms no less favorable than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.9      Accounting Changes, etc. The Borrower will not, nor will it permit any Subsidiary to, (a) make any change in accounting treatment or reporting practices, except as permitted by GAAP, or change its fiscal year or (b) amend, modify or change any of its Constituent Documents in any manner that could reasonably be expected to be materially adverse in any respect to the rights or interests of the Lender.

Section 6.10     Maintenance Capital Expenditures. For the fiscal year ending December 31, 2018 and each fiscal year thereafter, the Borrower will not make Maintenance Capital Expenditures in an amount in excess of 5.00% of Total Revenues for the immediately preceding fiscal year (aggregated with Maintenance Capital Expenditures of its Subsidiaries).

Section 6.11     Investments. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

(a)       Investments existing on the date of this Agreement and disclosed on Schedule 6.11;

(b)       Travel advances to management personnel and employees in the ordinary course of business;

(c)       Cash Equivalents;

(d)       Hedging Transactions;

(e)       Investments by the Borrower or any Domestic Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person if such acquisition has been approved in writing by the Lender (the “Permitted Acquisitions”), such approval not to be unreasonably withheld or delayed;

(f)       Contingent Obligations permitted by Section 6.12;

(g)       The establishment or creation of Domestic Subsidiaries by the Borrower or a wholly owned Domestic Subsidiary of the Borrower after the Closing Date if the Borrower and Subsidiaries have complied with the provisions of Section 5.11 in respect thereof and no Default or Event of Default exists or otherwise would arise or result therefrom; and

(h)       Any other Investment if the aggregate consideration therefor does not exceed $1,000,000.

Section 6.12       Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a)       the Obligations;

(b)       current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(c)       Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.12, but not including any extension or refinancing thereof in excess of the amount outstanding as of the Closing Date;

(d)       Hedging Transaction Obligations;

(e)       Indebtedness consisting of purchase money financing of equipment or other personal property fixed assets acquired after the Closing Date, if, after giving effect to such Indebtedness, the Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.15 and 6.16; and

(f)       additional unsecured Indebtedness for borrowed money of up to $1,000,000 in the aggregate at any time outstanding incurred after the Closing Date; provided that (i) at the time such Indebtedness is incurred no Default or Event of Default has occurred and is continuing, (ii) copies of each document or instrument evidencing such Indebtedness are provided to the Lender and (iii) giving effect to such Indebtedness, Borrower is in pro forma compliance with the financial covenants set forth in Section 6.15 and 6.16.

Section 6.13      Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or any Subsidiary, except:

(a)       Liens granted to the Lender under the Security Documents to secure the Obligations;

(b)       Liens existing on the date of this Agreement and disclosed on Schedule 6.13;

(c)       Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, pensions or other social security obligations, in the ordinary course of business of the Borrower or any Subsidiary;

(d)       Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor is not at the time required to be made in accordance with Section 5.4;

(e)       Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor is not at the time required to be made in accordance with Section 5.4;

(f)       deposits or pledges to secure performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature, in each case in the ordinary course of business;

(g)       Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(h)       encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented that do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or any Subsidiary; and

(i)       the interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

Section 6.14     Deposit Accounts. Subject to Section 5.11(c), the Borrower and its Domestic Subsidiaries will not fail to maintain all of their operating accounts with the Lender.

Section 6.15     Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending June 30, 2018, the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

Section 6.16     Leverage Ratio. Commencing with the fiscal quarter ending June 30, 2018, the Borrower will not permit the Leverage Ratio to be greater than 3.00 to 1.00.

Section 6.17     Loan Proceeds. The Borrower will not, and will not permit any Subsidiary to, use any part of the proceeds of any Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board.

Section 6.18       Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, and thereafter leases such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

Section 6.19      Hedging Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Contracts or transactions thereunder, other than any Hedging Transactions for the hedging of interest rates under this Agreement.

Section 6.20      Unlawful Use, Medical Marijuana, Controlled Substances and Prohibited Activities.

(a)       The Borrower shall not, and shall not permit its Subsidiaries to, use, occupy, or permit the use or occupancy of any owned or leased property or any lessee, tenant, licensee, permitee, agent, or any other Person in any manner that would be a violation of any applicable federal, state or local law or regulation, regardless of whether such use or occupancy is lawful under any conflicting law, including without limitation any law relating to the use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband (whether for commercial, medical, or personal purposes), or any law relating to the medicinal use or distribution of marijuana (collectively, “Prohibited Activities”). Any lease, license, sublease or other agreement for use, occupancy or possession of any owned or leased property (collectively a “lease”) with any third person (a “lessee”) shall expressly prohibit the lessee from engaging or permitting others to engage in any Prohibited Activities. The Borrower shall upon demand provide Lender with a written statement setting forth its compliance with this section and stating whether any Prohibited Activities are or may be occurring in, on or around such owned or leased property. If the Borrower becomes aware that any lessee is likely engaged in any Prohibited Activities, the Borrower shall, in compliance with applicable law, terminate the applicable lease and take all actions permitted by law to discontinue such activities. The Borrower shall keep the Lender fully advised of its actions and plans to comply with this section and to prevent Prohibited Activities.

(b)       This Section 6.20 is a material consideration and inducement upon which the Lender relies in extending credit and other financial accommodations to the Borrower. Failure by the Borrower to comply with this section shall constitute a material non-curable Event of Default. Notwithstanding anything in this Agreement or the other Loan Documents regarding rights to cure Events of Default, the Lender is entitled upon breach of this Section 6.200 to immediately exercise any and all remedies under this Agreement, the other Loan Documents and by law.

(c)       In addition and not by way of limitation, the Borrower shall indemnify, defend and hold the Lender harmless from and against any loss, claim, damage, liability, fine, penalty, cost or expense (including attorneys’ fees and expenses) arising from, out of or related to any Prohibited Activities at or on the owned property or property leased by such Person, Prohibited Activities by the Borrower or any lessee of the owned or leased property, or the Borrower’s breach, violation, or failure to enforce or comply with any of the covenants set forth in this Section 6.200. This indemnity includes any claim by any Governmental Authority, any lessee, or any third person, including any governmental action for seizure or forfeiture of any owned or leased property (with or without compensation to the Lender, and whether or not such real property is taken free of or subject to Lender’s lien or security interest).

Article VII
EVENTS OF DEFAULT AND REMEDIES

Section 7.1        Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)       The Borrower fails to make when due, whether by acceleration or otherwise, any payment of principal or interest on any Note or any other Obligation required to be made to the Lender pursuant to this Agreement or any other Loan Document; provided, however, that an inadvertent failure to make a mandatory prepayment pursuant to Section 2.6(a)(ii) of this Agreement shall not constitute an Event of Default if a Prepayment Event occurs and Borrower cures the failure to make the mandatory prepayment within 30 calendar days of the earlier of (i) the date that the Borrower becomes aware of such failure or (ii) the date that the Lender gives notice of such failure to the Borrower.

(b)       Any representation or warranty made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement or any other Loan Document or by or on behalf of any Loan Party in any certificate, statement, report or document furnished to the Lender pursuant to this Agreement or any other Loan Document proves to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified and which would constitute a Material Adverse Occurrence.

(c)       The Borrower fails to comply with Section 2.11, 5.1, 5.2, 5.3, or any Section of Article VI; provided that, for purposes of determining compliance with the financial covenants set forth in Sections 6.15 and 6.16 (each, a “Financial Covenant”), any cash proceeds from an equity issuance, subordinated debt, or other cash contribution received by the Borrower in the 45 days after the end of the most recent fiscal quarter shall, at the request of Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter; provided, further, that the Borrower may exercise no more than two such Financial Covenant cures during any 12-month period.

(d)       The Borrower fails to comply with any other agreement, covenant, condition, provision or term in this Agreement (other than those otherwise set forth in this Section 7.1 excepting Section 7.1(c) with respect to Section 5.3 (insurance)) and such failure to comply continues for 30 calendar days after the earliest of (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, and (iii) the date the Lender gives notice of such failure to the Borrower.

(e)       The Borrower or any Subsidiary becomes insolvent or generally does not pay its debts as they mature or applies for, consents to, or acquiesces in the appointment of a custodian, trustee or receiver of the Borrower or any Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver is appointed for the Borrower or any Subsidiary or for a substantial part of the property thereof and is not discharged within 45 days, or the Borrower or any Subsidiary makes an assignment for the benefit of creditors.

(f)       Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law is instituted by or against the Borrower or any Subsidiary, and, if instituted against such Person, has consented to or acquiesced in by such Person or remains undismissed for 45 days, or an order for relief has been entered against such Person.

(g)       Any dissolution or liquidation proceeding not permitted by Section 6.1 is instituted by or against the Borrower or any Subsidiary, and, if instituted against such Person, is consented to or acquiesced in by such Person or remains for 45 days undismissed.

(h)       A final judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate are rendered against the Borrower or any Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 45 days from the date of entry thereof or such longer period during which execution of such judgment is stayed during an appeal from such judgment.

(i)       The maturity of any material Indebtedness of any Loan Party (other than Indebtedness under this Agreement) is accelerated, or any Loan Party fails to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event occurs or condition exists and continues for more than any applicable grace period and causes, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or permits such holder to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness shall be deemed “material” if it exceeds $100,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.

(j)       Any execution or attachment is issued whereby any substantial part of the property of the Borrower or any Subsidiary is taken or attempted to be taken and such execution or attachment is not vacated or stayed within 30 days after the issuance thereof.

(k)       Any default or event of default (however denominated) occurs under any other Loan Document and continues beyond any applicable grace period.

(l)       Any Guarantor repudiates or purports to revoke its guaranty, or the Guaranty for any reason ceases to be in full force and effect or is judicially declared null and void, except in connection with a merger or disposition permitted hereunder.

(m)       Any Security Document, at any time, ceases to be in full force and effect or is judicially declared null and void, or the validity or enforceability thereof is contested by a Loan Party, or the Lender ceases to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Lender.

(n)       Any Change of Control occurs.

(o)       Any “event of default” or “termination event” (as such terms are defined in the swap arrangement documents) under any Hedging Transaction Document.

(p)       Any final nonmonetary judgment or order is rendered against the Borrower or any Subsidiary in excess of $250,000 and either (i) enforcement proceedings have been commenced by any person upon such judgment or order, or (ii) there is any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

(q)       An ERISA Event occurs that in the reasonable opinion of the Lender, when taken together with all other ERISA Events, could be expected to be a Material Adverse Occurrence.

(r)       (i) Any Gaming License material to the Borrower’s and its Subsidiaries’ business is suspended, revoked or terminated or (ii) any application for a Gaming License material to the Borrower’s and its Subsidiaries’ business is terminated, withdrawn with prejudice or denied by a Gaming Authority.

(s)       A material adverse change occurs in Borrower’s financial condition, or the prospect of payment or performance of the Note could reasonably be expected to be impaired.

Section 7.2       Remedies. If any Event of Default shall occur, except where otherwise provided in this Agreement or the Loan Documents, all commitments and obligations of the Lender under this Agreement or the Loan Documents or any other agreement immediately will terminate (including any obligation to make further Loan advances or disbursements), and, at Lender’s option, all Indebtedness immediately will become due and payable, all without notice of any kinds to Borrower, except that in the case of an Event of Default of the type described in Section 7.1(f) above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Loan Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender’s right to declare a default and to exercise its rights and remedies.

The Lender may take any of the foregoing actions without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding.

Section 7.3       Right of Setoff. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account.) This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, any trust accounts for which setoff would be prohibited by law, or monies in any accounts that were received pursuant to the federal Social Security Act, including, without limitation, retirement and survivors’ benefits, supplemental security income benefits, and disability insurance benefits. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

Such right shall exist whether or not the Lender has made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

Article VIII
MISCELLANEOUS

Section 8.1       Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided, that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 8.2       Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower shall reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and reasonable fees and expenses of counsel to the Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Lender upon demand for all reasonable out-of-pocket expenses (including reasonable expenses of legal counsel) paid or incurred by the Lender in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 8.3       Waivers, etc. No failure on the part of the Lender or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4       Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party specifies to the other party hereto in writing. All periods of notice shall be measured from the date of delivery if manually delivered, from the date of sending if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II shall be deemed to have been given only when received by the Lender.

Section 8.5       Taxes. The Borrower agrees to pay, and save the Lender harmless from all liability for, any stamp or other taxes that may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

Section 8.6       Successors and Assigns; Participations; Purchasing Lenders.

(a)      This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

(b)      The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more lenders that are not natural persons (“Participants”) participating interests in any Loan or other Obligation owing to the Lender, any Note held by the Lender, any Commitment of the Lender, or any other interest of the Lender hereunder. In the event of any such sale by the Lender of participating interests to a Participant, (i) the Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance thereof, (iii) the Lender shall remain the holder of any such Note for all purposes under this Agreement, (iv) the Borrower and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document. The Borrower agrees that if amounts outstanding under this Agreement, the Notes, and the other Loan Documents are due and unpaid, or have been declared or have become due and payable upon an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this Agreement or any Revolving Note, any Term Note or other Loan Document. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15, 2,16 and 8.2 with respect to its participation in the Commitments and Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)       The Lender may, from time to time, assign to other lenders that are not natural persons (“Assignees”), all or part of its rights or obligations hereunder or under any other Loan Document evidenced by any Note then held by that Lender, together with equivalent proportions of its Commitment, pursuant to written agreements executed by the Lender and such Assignee(s); provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default is continuing at the time of such assignment; provided that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Lender within 5 Business Days after having received notice thereof, where such written notice clearly states that a failure to object within 5 Business Days shall be deemed approval.

(d)       The Borrower shall not be liable for any costs incurred by the Lender in effecting any participation under subparagraph (b) of this subsection or by the Lender in effecting any assignment under subparagraph (c) of this subsection.

(e)       The Lender may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in the Lender’s possession concerning the Borrower or any of their Subsidiaries that has been delivered to the Lender by or on behalf of any Loan Party pursuant to the Loan Documents or that has been delivered to the Lender by or on behalf of the Borrower in connection with the Lender’s credit evaluation of the Borrower prior to entering into this Agreement, subject to the provisions of Section 8.7.

(f)       Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 C.F.R. § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 8.7       Confidentiality of Information. The Lender shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition not generally disclosed to the public or to trade and other creditors that is furnished to the Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Lender and the Borrower and shall not be divulged to any Person other than the Lender, any Lender Affiliate and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants; (b) in connection with the enforcement of the rights of the Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation; (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the Section 8.6; (d) if such information is generally available to the public other than as a result of disclosure by the Lender; (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor; (f) to any nationally recognized rating agency that requires information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto. Lender shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.

Section 8.8          Governing Law. This Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Nevada without regard to its conflicts of law provisions. This Agreement has been accepted by Lender in the State of Nevada. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted so as to be effective and valid under such applicable law, but if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto is held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 8.9          Choice of Venue. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Clark County, State of Nevada; and the Borrower and the Lender consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.

Section 8.10          Dispute Resolution Provision. This Dispute Resolution Provision contains a jury waiver, a class action waiver, and an arbitration clause (or judicial reference agreement, as applicable), set out in four sections. READ IT CAREFULLY.

(a)           General Provisions Governing All Disputes.

(i)	Prior Dispute Resolution Agreements Superseded. This Dispute Resolution Provision shall supersede and replace any prior “Jury Waiver,” “Judicial Reference,” “Class Action Waiver,” “Arbitration,” “Dispute Resolution,” or similar alternative dispute agreement or provision between or among the parties.

(ii)	“Dispute” defined. As used herein, the word “Dispute” includes, without limitation, any claim by either party against the other party related to this Agreement, any Loan Document, and the Loan evidenced hereby. In addition, “Dispute” also includes any claim by either party against the other party regarding any other agreement or business relationship between any of them, whether or not related to the Loan or other subject matter of this Agreement. “Dispute” includes, but is not limited to, matters arising from or relating to a deposit account, an application for or denial of credit, warranties and representations made by a party, the adequacy of a party’s disclosures, enforcement of any and all of the obligations a party hereto may have to another party, compliance with applicable laws and/or regulations, performance or services provided under any agreement by a party, including without limitation disputes based on or arising from any alleged tort or matters involving the employees, officers, agents, affiliates, or assigns of a party hereto.

If a third party is a party to a Dispute (such as a credit reporting agency, merchant accepting a credit card, junior lienholder or title company), each party hereto agrees to consent to including that third party in any arbitration or judicial reference proceeding for resolving the Dispute with that party.

(iii)	Jury Trial Waiver. Each party waives their respective rights to a trial before a jury in connection with any Dispute, and all Disputes shall be resolved by a judge sitting without a jury. If a court determines that this jury trial waiver is not enforceable for any reason, then at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order, as applicable: (A) compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”) under Section 8.10(b), or (B) staying such litigation and compelling judicial reference under Section 8.10(c) hereof.

(iv)	Class Action Waiver. If permitted by applicable law, each party waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

(v)	Survival. This Dispute Resolution Provision shall survive any termination, amendment or expiration of this Agreement, or any other relationship between the parties.

(b)          Arbitration If Jury Waiver Unenforceable (Except California). If (but only if) a state or federal court located outside the state of California determines for any reason that the jury trial waiver in this Dispute Resolution Provision is not enforceable with respect to a Dispute, then any party hereto may require that said Dispute be resolved by binding arbitration pursuant to this Section 2 before a single arbitrator. An arbitrator shall have no authority to determine matters (i) regarding the validity, enforceability, meaning, or scope of this Dispute Resolution Provision, or (ii) class action claims brought by either party as a class representative on behalf of others and claims by a class representative on either party’s behalf as a class member, which matters may be determined only by a court without a jury. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, National Arbitration Forum (“NAF”) or Judicial Arbitration and Mediation Service, Inc. (“JAMS”) (“Administrator”) as selected by the initiating party. However, if the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. If NAF and JAMS both decline to administer arbitration of the Dispute, and if the parties are unable to mutually agree upon a licensed attorney to act as arbitrator with an Administrator, then either party may file a lawsuit (in a court of appropriate venue outside the state of California) and move for an Arbitration Order. The arbitrator, howsoever appointed, shall have expertise in the subject matter of the Dispute. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where Lender or Bank is headquartered. The arbitrator shall apply the law of the state specified in the agreement giving rise to the Dispute.

After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. If the terms of this Section 2 vary from the Administrator’s rules, this Section 2 shall control.

(c)       Judicial Reference If Jury Waiver Unenforceable (California Only). If (but only if) a Dispute is filed in a state or federal court located within the state of California, and said court determines for any reason that the jury trial waiver in this Dispute Resolution Provision is not enforceable with respect to that Dispute, then any party hereto may require that Dispute be resolved by judicial reference in accordance with California Code of Civil Procedure, Sections 638, et seq., including without limitation whether the Dispute is subject to a judicial reference proceeding. By agreeing to resolve Disputes by judicial reference, each party is giving up any right that party may have to a jury trial. The referee shall be a retired judge, agreed upon by the parties, from either the American Arbitration Association (AAA) or Judicial Arbitration and Mediation Service, Inc. (JAMS). If the parties cannot agree on the referee, the party who initially selected the reference procedure shall request a panel of ten retired judges from either AAA or JAMS, and the court shall select the referee from that panel. (If AAA and JAMS are unavailable to provide this service, the court may select a referee by such other procedures as are used by that court.) The referee shall be appointed to sit with all of the powers provided by law, including the power to hear and determine any or all of the issues in the proceeding, whether of fact or of law, and to report a statement of decision. The parties agree that time is of the essence in conducting the judicial reference proceeding set forth herein. The costs of the judicial reference proceeding, including the fee for the court reporter, shall be borne equally by the parties as the costs are incurred, unless otherwise awarded by the referee. The referee shall hear all pre-trial and post-trial matters (including without limitation requests for equitable relief), prepare a statement of decision with written findings of fact and conclusions of law, and apportion costs as appropriate. The referee shall be empowered to enter equitable relief as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that are binding on the parties and rule on any motion that would be authorized in a trial, including without limitation motions for summary adjudication. Only for this Section 3, “Dispute” includes matters regarding the validity, enforceability, meaning, or scope of this Section, and (ii) class action claims brought by either party as a class representative on behalf of others and claims by a class representative on either party’s behalf as a class member. Judgment upon the award shall be entered in the court in which such proceeding was commenced and all parties shall have full rights of appeal. This provision will not be deemed to limit or constrain Bank or Lender’s right of offset, to obtain provisional or ancillary remedies, to interplead funds in the event of a dispute, to exercise any security interest or lien Bank or Lender may hold in property or to comply with legal process involving accounts or other property held by Bank or Lender.

Nothing herein shall preclude a party from moving (prior to the court ordering judicial reference) to dismiss, stay or transfer the suit to a forum outside California on grounds that California is an improper, inconvenient or less suitable venue. If such motion is granted, this Section 3 shall not apply to any proceedings in the new forum. This Section 3 may be invoked only with regard to Disputes filed in state or federal courts located in the State of California. In no event shall the provisions in this Section 3 diminish the force or effect of any venue selection or jurisdiction provision in this Agreement or any Related Document.

(d)       Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce a jury waiver, class action waiver, arbitration provision or judicial reference provision in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, material reliance upon the mutual waivers, agreements, and certifications in this Section (Dispute Resolution Provision).

Section 8.11       WAIVER OF DEFENSES AND RELEASE OF CLAIMS. The undersigned hereby (i) represents that neither the undersigned nor any Affiliate or principal of the undersigned has any defenses to or setoffs against any Indebtedness or other obligations owing by the undersigned, or by the undersigned’s Affiliates or principals, to Lender or any Lender Affiliate (the “Covered Obligations”), nor any claims against Lender or any Lender Affiliate for any matter whatsoever, related or unrelated to the Covered Obligations, and (ii) releases Lender and all Lender Affiliates, officers, directors, employees and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the undersigned has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Covered Obligations, including the subject matter of this Agreement. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the undersigned by Lender or any Lender Affiliate. As used in this paragraph, the word “undersigned” does not include Lender or any individual signing on behalf of Lender. The undersigned acknowledges that Lender has been induced to enter into or continue the Obligations by, among other things, the waivers and releases in this paragraph.

Section 8.12       Survival. All representations, warranties, covenants and agreements made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lender and shall survive the making of the Loans and the execution and delivery to the Lender by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Lender, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under Sections 8.2, 8.5, 8.13 and 8.24 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 8.13       Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Lender and all Lender Affiliates and the directors, officers, employees, attorneys and agents and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel that may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)        by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any Commitments, or any transaction contemplated by any Loan Document; or

(b)        by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lender by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that no Borrower shall be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. If this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Term Loan Maturity Date or the date of irrevocable payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have.

To the fullest extent permitted by applicable law, no Borrower shall assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, unless such claim arises as a consequence of such Indemnitee’s gross negligence or willful misconduct.

Without prejudice to the survival of any other obligation of the Borrower hereunder, the agreements of the Borrower in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

Section 8.14       Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.15       Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.16       Multiple Loan Agreements (Independent Loan Agreements). Borrower and Lender acknowledge that Borrower may have more than one outstanding loan with Lender, and may be granted additional loans by Lender in the future. Borrower and Lender agree that (a) the loan agreement executed in connection with each loan shall govern that particular loan; (b) execution or amendment of a loan agreement for one loan shall not be interpreted to supersede or amend any loan agreement previously executed in connection with another loan; and (c) any present or future loan for which no separate loan agreement is executed shall always be governed by the most recently executed loan agreement then outstanding between Borrower and Lender, whether executed before or after the granting of said loan. This section shall not diminish any cross-default or cross-collateralization term in any loan agreement, promissory note or related loan document. (This section supersedes any contrary provision in this Agreement.)

Notwithstanding the preceding paragraph of this section, every loan agreement between Borrower and Lender (together with all related loan documents associated therewith) shall be deemed amended to adopt the dispute resolution provisions that are now or hereafter set forth in the most recently executed loan agreement. In this paragraph, “dispute resolution provision” includes any provision, or omission thereof, in the nature of a class action waiver, a jury trial waiver, or alternative dispute resolution term (such as resolution by arbitration or judicial reference).

Section 8.17       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.18       Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Lender has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Lender, and (d) the Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Lender is for the protection of the Lender and neither the Borrower nor any third party is entitled to rely thereon.

Section 8.19       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, has been received by the Lender.

Section 8.20       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid an Event of Default or Default if such action is taken or condition exists.

Section 8.21       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred. The obligations of the Borrower and the Lender under this Section shall survive the irrevocable payment in full of the Obligations and the termination of the Commitments.

Section 8.22       Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in Loan Document or in any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.23       Document Imaging. Lender shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to any of Borrower’s loans, including, without limitation, this document and the Loan Documents, and Lender may destroy or archive the paper originals. The parties hereto (i) waive any right to insist or require that Lender produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that Lender is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this document or any Loan Document shall be deemed to be of the same force and effect as the original manually executed document.

Section 8.24       PATRIOT Act. The Lender is subject to the requirements of the PATRIOT Act and hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

GALAXY GAMING, INC.

By:	/s/ Harry Hagerty
Name: Harry Hagerty
Title: CFO

Address:

Galaxy Gaming, Inc.

6767 Spencer Street

Las Vegas, NV 89119

Attn:      Harry Hagerty, CFO

Fax:       (702) 939-3255

Email:    hhagerty@GalaxyGaming.com

Credit Agreement

LENDER:

ZB, N.A. DBA NEVADA STATE BANK

By:	/s/ Jamie Gazza
Name: Jamie Gazza
Title: Vice President

Address:

ZB, N.A. dba Nevada State Bank

1 W. Liberty St., 2nd Floor

Reno, NV 89501

Attn:      Jamie Gazza, Vice President

Fax:       (775) 688-6960

Email:    jamie.gazza@nsbank.com

Credit Agreement